SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Water Pik Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Tennenbaum Capital Partners, LLC
Special Value Bond Fund, LLC
Special Value Bond Fund II, LLC
SVIM/MSM, LLC
SVIM/MSM II, LLC
Tennenbaum & Co., LLC
Michael E. Tennenbaum

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TENNENBAUM CAPITAL PARTNERS PROPOSES TWO DIRECTOR NOMINEES TO WATER PIK’S BOARD; FILES PRELIMINARY PROXY MATERIALS TO SOLICIT VOTES FOR DIRECTOR NOMINEES

TENNENBAUM CAPITAL PARTNERS PROPOSES TWO DIRECTOR NOMINEES TO WATER PIK’S BOARD;
FILES PRELIMINARY PROXY MATERIALS TO SOLICIT VOTES FOR DIRECTOR NOMINEES

     LOS ANGELES, California (March 19, 2004)—Tennenbaum Capital Partners (TCP) announced today the filing of a preliminary proxy statement with the Securities and Exchange Commission nominating two directors for election to the board of directors of Water Pik Technologies, Inc. (NYSE: PIK) at Water Pik’s 2004 annual meeting of stockholders scheduled for May 13, 2004. The filing will enable TCP to solicit proxies from Water Pik stockholders to vote for the election of independent director nominees at Water Pik’s 2004 annual meeting. TCP and its affiliates own approximately 19.2% of the outstanding shares of common stock of Water Pik.

     Michael E. Tennenbaum, Senior Managing Partner of TCP, said “This proxy contest is about good corporate governance and maximizing stockholder value. Water Pik has numerous stockholder-unfriendly measures, including a poison pill, a prohibition against stockholders calling special meetings, and super-majority vote provisions, that we believe make the Board inadequately accountable to stockholders.”

     Mr. Tennenbaum added “Importantly, TCP is not running this proxy contest with the goal of ousting the incumbent directors. In fact, if elected, the TCP nominees would support actions by the Water Pik Board to fill vacancies or expand the board size to accommodate the existing board members. In light of this position, we feel that actions by Water Pik to prevent us, its largest stockholder, from gaining representation on the board fly in the face of corporate democracy.”

     The TCP nominees are:

     • Michael E. Tennenbaum: Senior Managing Partner, TCP; Managing Member of Tennenbaum & Co., LLC; Chairman of the Board, Pemco Aviation Group, Inc.; Vice Chairman, Party City Corporation; Chairman of the Board, Anacomp, Inc.; former Senior Managing Director, Bear Stearns & Co., Inc; and

     • Mark K. Holdsworth: Managing Partner, TCP; Director, Pemco Aviation Group, Inc.; Director, Anacomp, Inc; former Vice President, Corporate Finance, US Bancorp Libra.

     TCP has filed with the Securities and Exchange Commission a preliminary proxy statement in connection with the election of Messrs. Tennenbaum and Holdsworth to the Water Pik board of directors at Water Pik’s 2004 annual meeting. TCP will prepare and file with the Securities and Exchange Commission a definitive proxy statement regarding the election of the TCP nominees and other related matters and may file other proxy solicitation materials in connection therewith. Investors and security holders are urged to read the definitive proxy statement and any other proxy solicitation materials, when they become available, because they will contain important information. Each such proxy statement and other document will be filed with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of each such proxy statement and other document filed by TCP with the Securities and Exchange Commission at the Commission’s website at http://www.sec.gov. Each such proxy statement and other document may also be obtained free of charge by directing a request to TCP at 11100 Santa Monica Boulevard, Suite 210, Los Angeles, California 90025.

     Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Water Pik stockholders by TCP is available in the preliminary proxy statement filed by TCP with the Securities and Exchange Commission.

INFORMATION:	Frazer Burkart 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025 (310) 566-1000 mailbox@tennenco.com